UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2007

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	0-27918	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2511 Garden Road Building A, Suite 200 Monterey, California (Address of principal executive offices)	93940 (Zip Code)
(831) 642-9300
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01  Entry into a Material Definitive Agreement

On November 6, 2007, Century Aluminum Company (“Century”) and Glencore AG (“Glencore”), a subsidiary of Glencore International AG, agreed to a term sheet (“Term Sheet”) setting forth all basic terms for an Alumina Purchase Agreement.  The Term Sheet provides that Glencore will supply Century with 290,000 metric tons (“MT”) of alumina in 2010; 365,000 MT in 2011; 450,000 MT in 2012; 450,000 MT in 2013 and 730,000 MT in 2014.  The price of the alumina is indexed to the price for primary aluminum as quoted on the London Metals Exchange.  Century and Glencore are currently preparing an Alumina Purchase Agreement based on the Term Sheet for execution.

Glencore is Century’s largest stockholder and owns approximately 28.6% of its outstanding common stock.  Glencore is an important business partner, as a customer, a supplier of alumina to Century’s facilities, and as a counterparty to its hedges.  Mr. Craig A. Davis, the Chairman of Century’s Board, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore from September 1990 until June 1996.  Mr. Willy R. Strothotte, a director of Century, is Chairman of the board of directors of Glencore International AG and served as its Chief Executive Officer from 1993 through 2001.

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The information in this Form 8-K may contain "forward-looking statements" within the meaning of U.S. federal securities laws.  The Company has based its forward-looking statements on current expectations and projections about the future, however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the Company's actual results to differ materially from those expressed in its forward-looking statements.  More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the Company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date:	November 13, 2007	By:	/s/ William J. Leatherberry
Name: William J. Leatherberry Title: Assistant General Counsel and Assistant Secretary